Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-116362, 333-138411 and 333-157804 on Form S-8 and Registration Statement Nos. 333-161492 and 333-174915 on Form S-3, of our reports dated February 22, 2013, relating to the consolidated financial statements of Tutor Perini Corporation, and the effectiveness of Tutor Perini Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Tutor Perini Corporation for the year ended December 31, 2012.

/s/ Deloitte & Touche, LLP

Los Angeles, California
February 22, 2013